EXHIBIT 5.1


                       Krys Boyle Freedman & Sawyer, P.C.
                                Attorneys at Law
                             Suite 2700 South Tower
                             600 Seventeenth Street
                           Denver, Colorado 80202-5427

Telephone                                                    Facsimile
(303) 893-2300                                               (303) 893-2882

                                                 September 24, 2001

Worldwide PetroMoly, Inc.
12600 Deerfield Parkway, Suite 100
Alpharetta, Geogia  30004

Gentlemen:

         We have acted as special counsel to Worldwide PetroMoly, Inc., a Colorado corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form SB-2 (the "Registration Statement"), pursuant to which the Company is registering under the Securities Act of 1933, as amended, a total of 200,175,000 shares (the "Shares") of its common stock, no par value (the "Common Stock") for resale to the public. The Shares are to be sold by the selling shareholder identified in the Registration Statement (the "Selling Shareholder"). This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

         In connection with this opinion, we have examined the Company's Articles of Incorporation and Bylaws, both as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company's officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

         Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that the Shares that are issuable (a) upon the exercise of the applicable warrants as set forth in the Registration Statement, and (b) pursuant to the Company's Private Equity Line of Credit Agreement with Greenville Financial Ltd., when issued in accordance with the terms of the warrants and equity line agreement, as the case may be, will be validly issued, fully paid and non-assessable.



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         Our opinion is limited to the laws of the State of Colorado, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We hereby further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                      Very truly yours,

                                      KRYS BOYLE FREEDMAN & SAWYER, P.C.


                                      By: /s/ Jon D. Sawyer
                                              Jon D. Sawyer